GRIFFIN CAPITAL ADVISOR

PROXY VOTING POLICY

Background & Description

In Proxy Voting by Investment Advisers, Investment Advisers Act Release No. 2106 (January 31, 2003), the SEC noted that, “The federal securities laws do not specifically address how an adviser must exercise its proxy voting authority for its clients. Under the Advisers Act, however, an adviser is a fiduciary that owes each of its clients a duty of care and loyalty with respect to all services undertaken on the client’s behalf, including proxy voting. The duty of care requires an adviser with proxy voting authority to monitor corporate events and to vote the proxies.”

Rule 206(4)-6 under the Advisers Act requires each registered investment adviser that exercises proxy voting authority with respect to client securities to:

•	Adopt and implement written policies and procedures reasonably designed to ensure that the adviser votes client securities in the clients’ best interests. Such policies and procedures must address the manner in which the adviser will resolve material conflicts of interest that can arise during the proxy voting process;

•	Disclose to clients how they may obtain information from the adviser about how the adviser voted with respect to their securities; and

•	Describe to clients the adviser’s proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures.

Rule 206(4)-6 is supplemented by Investment Advisers Act Release No. 5325 (September 10, 2019) (“Release No. 5325”), which contains guidance regarding the proxy voting responsibilities of investment advisers under the Advisers Act. Among other subjects, Release No. 5325 addresses the oversight of proxy advisory firms by investment advisers. Additionally, paragraph (c)(2) of Rule 204-2 imposes additional recordkeeping requirements on investment advisers that execute proxy voting authority, as described in the Books and Records section of this Compliance Manual.

The Advisers Act lacks specific guidance regarding an adviser’s duty to direct clients’ participation in class actions. However, many investment advisers adopt policies and procedures regarding class actions.

Policy

Griffin, as a matter of policy and as a fiduciary to the Fund, has the responsibility for voting proxies for securities held by the Fund consistent with the best interests of the Fund. The Adviser has delegated the responsibility for exercising voting authority over publicly traded securities held by the Fund to the Public Sub-Adviser consistent with the Fund’s best interests, which is viewed as making a judgment as to what voting decision (including a decision not to vote) is reasonably likely to maximize total return to the Fund. The Public Sub-Adviser maintains proxy voting policies and procedures consistent with SEC Rule 206(4)-6 of the Advisers Act. The Adviser does not vote proxies regarding securities held by Private Investment Funds but rather, may vote on issues regarding the Private Investment Funds, such as the election of directors. Private Investment Funds, if privately placed, generally are not subject to the regulatory scheme applicable to public companies. Instead, they may solicit consents from their limited partners, members or shareholders. The term “Proxies” will refer to any such consents or other action requiring a vote as well as any per se proxies. In general, the Adviser does not receive proxies to be voted due to the nature of its investments on behalf of the Fund; this policy is intended to comply with Rule 206(4)-6 in the infrequent instance that the Adviser receives a proxy, or other action requiring a vote, from a Private Investment Fund.

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Procedures

The Adviser has adopted procedures to implement the firm’s proxy voting policy and to monitor and ensure its policy is observed and amended or updated, as appropriate, which include the following:

Voting Procedures: Adviser

•	In the event Adviser Personnel receive proxy materials on behalf of a Private Investment Fund, Personnel will forward such materials to the appropriate members of the Adviser’s Investment Committee to vote the Proxy.

•	The Adviser’s Investment Committee will analyze the proxy materials and determine how the Adviser should vote the Proxy in accordance with applicable voting guidelines (see below). The Adviser’s Investment Committee may consider information provided by the Private Investment Fund’s personnel regarding the nature of the proxy. Additionally, the Adviser’s Investment Committee and CCO will identify if any material conflicts exist for the Adviser. A member of the Investment Committee will then provide a Proxy Voting Form, maintained separately, stating that the Adviser is not subject to conflicts of interest regarding the Private Investment Fund or the subject of the Proxy.

•	The CCO or designee, is responsible for coordinating this process in a timely and appropriate manner and delivering the Proxy to the Private Investment Fund prior to the deadline.

Proxy Voting Guidelines: Adviser

•	In the absence of specific voting guidelines from the Fund, the Adviser will vote Proxies in the best interests of the Fund.

•	Because in the context of Private Investment Funds each solicited vote raises unique questions, each Proxy with respect to a Private Investment Fund will be analyzed by the Investment Committee, on a case-by-case basis.

•	The Adviser may determine not to vote a Proxy if doing so would not be in the Fund’s best interest, such as when the Adviser determines that the cost of voting the Proxy exceeds the expected benefit to the Fund.

General Voting Guidelines: Public Sub-Adviser

The Adviser has delegated the voting responsibility for the Fund’s assets allocated to publicly traded securities to the Public Sub-Adviser. The Public Sub-Adviser maintains proxy voting policies and procedures consistent with SEC Rule 206(4)-6 of the Advisers Act. The Public Sub-Adviser votes proxies for the Fund in a manner consistent with its proxy voting policies and procedures, and any written instructions from the Adviser or the Fund. As a fiduciary, the Public Sub-Adviser has a duty to monitor corporate events and to vote proxies, as well as a duty to cast votes in the best interest of its clients, including the Fund, and not to subrogate client interests to its own interests. To meet its fiduciary obligations, the Public Sub-Adviser seeks to ensure that its votes proxies in the best interest of its clients, including the Fund, and address how it will resolve any conflict of interest that may arise when voting proxies.

The Public Sub-Adviser intends to vote proxies on behalf of the Fund either in accordance with management recommendations, or otherwise in the best interests of the Fund, taking into account such factors as it deems relevant in its sole discretion. The Public Sub-Adviser has retained a proxy voting vendor to provide proxy voting research, guidance and to vote proxies. In most cases the Public Sub-Adviser will vote in strict accordance with the vendor’s recommendation but reserves the right to change that vote when the Public Sub-Adviser disagrees with a recommendation and feels it is in the best interest of the Fund or when otherwise advised by the Fund in writing. The Public Sub-Adviser’s proxy voting policy is designed to ensure that if a material conflict of interest is identified in connection with a particular proxy vote, that the vote is not improperly influenced by the conflict. Conflicts of interest will arise from time to time in relation to proxy voting requirements. The Public Sub-Adviser shall monitor all proxies for any potential conflicts of interest. If a material conflict of interest arises, the Public Sub-Adviser will determine what is in the best interests of the Fund and will seek to take appropriate steps to eliminate any such conflict.

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The Adviser expects the Public Sub-Adviser to vote proxies according to its stated proxy voting policy and in the best interest of shareholders. The Public Sub-Adviser may refrain from voting Fund proxies if:

•	the voting materials are not received in sufficient time to allow proper analysis or an informed vote by the voting deadline; and
•	it determines the cost of voting will likely exceed the expected potential benefit to the Fund; or the securities are of a de minimis amount

The Public Sub-Adviser must notify the Adviser of votes contrary to its general guidelines and document the rationale for any such vote, votes on non-routine matters and instances where the Public Sub-Adviser refrains from voting. The Public Sub-Adviser provides the Adviser and Fund with periodic reporting related to its proxy voting practices, votes cast and any votes which are voted contrary to its respective guidelines.

Material Conflicts of Interest in Connection with Proxy Voting

Material conflicts of interest may arise in situations that include, but are not limited to, when a Private Investment Fund or an affiliate of such Private Investment Fund has a relationship with the Fund or an affiliate of the Adviser and such Private Investment Fund is soliciting proxies and failure to vote in a certain way may affect the Adviser’s relationship with such company and materially impact the Adviser’s business; or when a personal relationship between an Adviser officer and management of a company or other proponents of proxy proposals could impact the voting decision.

From time to time, the Adviser will review a proxy which presents a potential material conflict. As a fiduciary to the Fund, the Adviser takes these potential conflicts very seriously. While the Adviser’s primary goal in addressing any such potential conflict is to ensure that proxy votes are cast in the Fund’s best interest and are not affected by the Adviser’s potential conflict, there are a number of courses that the Adviser may take. The final decision about which course to follow shall be made by the Investment Committee. Casting a vote in the best interest of the Fund would eliminate the Adviser’s discretion on the particular issue and hence avoid the conflict. The Adviser will maintain a record of the analysis of any potential conflict of interest and its resolution.

Reports to the Board

The Adviser shall annually review the Fund’s registration statement to ensure that disclosures in the registration statement adequately and accurately describe the Adviser and Public Sub-Adviser’s proxy voting policy and procedures. Updated policies and procedures for the voting of proxies shall be provided to the Board upon any material change and in any event, no less frequently than annually.

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Form N-PX

The Adviser shall cause the Fund to file an annual report of proxies voted with respect to portfolio securities of the Fund during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.

Disclosure

The Adviser will provide conspicuously displayed information in the Fund’s registration statement and annual report to shareholders describing the policy and procedures used by the Adviser to vote proxies on behalf of portfolio securities, including a statement that shareholders may request information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30th.

The Adviser will also provide a statement in the Fund’s semi-annual report to shareholders notifying shareholders that a description of the policies and procedures that the Fund uses to vote proxies relating to portfolio securities is available without charge upon request. Additionally, the Fund’s semi-annual report will also include a statement notifying shareholders that information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30th is available without charge upon request.

Requests for Information

All requests for information regarding proxy votes, or policies and procedures, received by any Adviser Personnel, officer, or director should be forwarded to the CCO. In response to any request from a Fund shareholder, the CCO will prepare a written response with the information requested.

Recordkeeping

The Adviser and Public Sub-Adviser maintain proxy voting records in accordance with the SEC’s five-year retention requirements including: (i) the applicable policies and any amendments; (ii) proxy materials; (iii) a record of each vote that is cast (and any decisions to refrain from voting); (iv) any document created that was material to making a decision how to vote or that memorializes that decision; (v) records reflecting the resolution of conflicts of interest; and (vi) client requests for the policy or proxy voting information, and the response. The CCO shall retain the following proxy records in accordance with the Adviser’s Recordkeeping Policy:

•	These policies and procedures and any amendments;
•	The Public Sub-Adviser’s proxy voting policies and procedures;
•	Each proxy statement that the Adviser receives;
•	A record of each vote that the Adviser casts;
•	A record of votes cast by the Public Sub-Adviser on behalf of the Fund (form N-PX);
•	Any specific documents prepared or received in connection with a decision on a proxy vote; and
•	A copy of each written request for information on how the Adviser voted such proxies, and a copy of any written response.

Responsibility

Compliance has responsibility for implementation and monitoring of the Adviser’s proxy voting policy and procedures. In addition to periodically reviewing proxy votes cast by the Public Sub-Adviser on behalf of the Fund, Compliance should also periodically review the Public Sub-Adviser’s proxy voting policy and procedures.

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